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                                                                   Exhibit 10.29

                           COMMERCIALIZATION AGREEMENT

     THIS COMMERCIALIZATION AGREEMENT (this "Agreement") is executed and delivered as of November 8, 2005 (the "Effective Date"), by and between Endocare, Inc., a Delaware corporation ("Endocare"), and CryoDynamics, LLC, a Michigan limited liability company ("CryoDynamics"). Each of Endocare and CryoDynamics is referred to herein as a "Party," and, collectively, the "Parties."

                                    RECITALS

     WHEREAS, Endocare and MediPhysics, LLC, a Michigan limited liability company ("MediPhysics"), executed and delivered that certain Design and Development Contract, dated as of March 28, 2005 (the "Development Contract");

     WHEREAS, following the execution and delivery of the Development Contract MediPhysics assigned all of its rights and obligations under the Development Contract (and all of its other assets and liabilities) to CryoDynamics;

     WHEREAS, the Development Contract set forth the intention of the Parties to develop and commercialize medical applications based upon both Parties patents and know how;

     WHEREAS, the parties desire to supersede and replace the Development Contract with this Agreement; and

     WHEREAS, this Agreement sets forth the terms and conditions regarding the commercialization of existing inventions that arose out of the Development Contract and future inventions arising out of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS. The following capitalized terms shall have the meanings as defined below:

     1.1 "AFFILIATE" shall mean any Person (whether now existing or hereafter arising) which, directly or indirectly, controls, is controlled by or is under common control with another Person (whether now existing or hereafter arising); for purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     1.2 "CONFIDENTIAL INFORMATION" shall mean any and all information and materials disclosed by one Party to another Party pursuant to this Agreement (whether in writing or in oral,

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graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. Information or materials shall not be considered Confidential Information to the extent such information or materials can be shown to have been: (a) available to the public prior to the date of disclosure to the other party or to have become available to the public; (b) rightfully in possession of the other party prior to the date of disclosure and not otherwise restricted as to disclosure; (c) independently developed by the other Party without use of or reference to the Confidential Information of the other Party; or (d) disclosed to other Party without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence.

     1.3 "COPYRIGHTS" shall mean all copyrights, including, without limitation, in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including, without limitation, rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

     1.4 "DEVELOPMENT INVENTION" shall have the meaning set forth in Section 3.1 below.

     1.5 "ENDOCARE EXISTING PRODUCT" any product that is in Endocare's existing product line that is sold by Endocare, its (sub)licensees (other than CryoDynamics) or their respective Affiliates and that incorporates, uses or includes an Endocare Invention.

     1.6 "ENDOCARE INVENTION" shall have the meaning set forth in Section 3.2 below.

     1.7 "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all rights in and to intellectual property and intangible industrial property rights, including, without limitation: (i) Patents, Trade Secrets, Copyrights and Trademarks; and
(ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

     1.8 "NET CRYODYNAMICS REVENUES" shall mean all amounts received by CryoDynamics from the (sub)licensing or commercialization of the Development Inventions that were the subject of a notification letter approved by Endocare pursuant to Section 4.3, but excluding amounts received to reimburse CryoDynamics' cost to perform research, development or similar services, in reimbursement of patent or other out-of-pocket expenses, or in consideration for the purchase of any securities of CryoDynamics (at a price up to one hundred percent (100%) of the then fair market value of such securities).

     1.9 "NET ENDOCARE REVENUES" shall mean:

          (A) all amounts received by Endocare from the (sub)licensing of Development Inventions (other than royalties received from CryoDynamics for Net CryoDynamics Revenues), but excluding amounts received to reimburse Endocare's cost to perform research, development or similar services, in reimbursement of patent or other out-of-pocket expenses, or in consideration for the purchase of any securities of Endocare (at a price up to one hundred percent (100%) of the then fair market value of such securities).

          (B) Five percent (5%) of all amounts received by Endocare for the sales of products sold by Endocare that are solely based upon a Development Invention less (i) credits,


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allowances, discounts and rebates to, and chargebacks from the account of, such customers for damaged and returned products; (ii) freight and insurance costs incurred in transporting such products to customers; (iii) cash, quantity and trade discounts, rebates and other price reductions for such products given to such customers under price reduction programs that are consistent with industry practices; (iv) sales, use, value-added and other direct taxes incurred on the sale of products to customers; and (v) customs duties, surcharges and other governmental charges incurred in exporting or importing such products to customers. To the extent Endocare incorporates a Development Invention into an Endocare Existing Product, CryoDynamics will be compensated based upon Section 5.2.

     1.10 "NITROGEN SYSTEM AND APPARATUS" shall mean the nitrogen system that is developed, modified and/or improved by CryoDynamics pursuant to the Development Contract and/or this Agreement.

     1.11 "PATENTS" shall mean all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

     1.12 "PERSON" shall include any individual and any corporation, limited liability company, limited or general partnership or other entity.

     1.13 "PRE-EXISTING TECHNOLOGY" shall mean all technology in or to the Nitrogen System and Apparatus (other than Development Inventions) that are reasonably necessary for Endocare to use, access or incorporate in order to exercise its rights under this Agreement with respect to the research, development, making, using, offering for sale or importing of Endocare Existing Products or Development Inventions.

     1.14 "TRADEMARKS" shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

     1.15 "TRADE SECRETS" shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including, without limitation, new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors who do not know or use such information and documentation thereof (including, without limitation, related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

2. PROJECTS.

     2.1 NITROGEN SYSTEM AND APPARATUS. CryoDynamics will design and develop a Nitrogen System and Apparatus, using CryoDynamics' technology. CryoDynamics will provide Endocare with one or more prototypes of the Nitrogen System and Apparatus and documentation and information sufficient to enable Endocare to evaluate and perform developmental testing on the Nitrogen System and Apparatus.


                                       3

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          (A) DELIVERY. CryoDynamics will use its best efforts to deliver the
Nitrogen System and Apparatus to Endocare. CryoDynamics will deliver the Nitrogen System and Apparatus to Endocare at Endocare's Irvine, California facility.

          (B) DEVELOPMENT TESTING. Endocare will have the right to evaluate and test the Nitrogen System and Apparatus. CryoDynamics will provide technical support to Endocare during Endocare's evaluation and testing of the Nitrogen System and Apparatus.

     2.2 DEVELOPMENT OF ENHANCEMENTS TO ENDOCARE EXISTING PRODUCTS OR TECHNOLOGY. CryoDynamics will provide developmental assistance on the Endocare Existing Products. CryoDynamics will apply its Intellectual Property, as was set forth on Exhibit B to the Development Contract, to accomplish these enhancements of the Endocare product line.

3. INVENTIONS. The parties acknowledge and agree that:

     3.1 DEVELOPMENT INVENTIONS. Except as set forth in Section 3.2, below, the Parties jointly own all right, title and interest in and to all inventions, discoveries, compositions, enhancements, technologies, data or information (whether or not patentable) made or conceived by CryoDynamics in the performance of, and during the term of, the Development Contract or this Agreement (collectively, the "DEVELOPMENT INVENTIONS").

     3.2 ENDOCARE INVENTIONS. Endocare solely owns all right, title and interest in and to all inventions, discoveries, compositions, enhancements, technologies, data or information (whether or not patentable) in each case that are related to Endocare's current product line and that are made or conceived by CryoDynamics in the performance of, and during the term of, the Development Contract or this Agreement (collectively, the "ENDOCARE INVENTIONS"). CryoDynamics hereby sells, assigns and transfers to Endocare all of CryoDynamics' right, title and interest therein and thereto.

     3.3 ONGOING RESEARCH AND DEVELOPMENT. CryoDynamics and Endocare desire to conduct further research and development of the Nitrogen System and Apparatus to demonstrate that the technology can be used as the basis for commercial products in the medical field to provide clinical benefits to patients. To assist CryoDynamics in its continued research and development efforts, Endocare will advance CryoDynamics $42,500 per month beginning October 1, 2005. This monthly advance by Endocare will continue until such time as either Endocare or CryoDynamics enters into a license agreement based upon the Nitrogen Systems and Apparatus with an independent third party that results in CryoDynamics receiving an amount sufficient to repay any funds advanced by Endocare and fund their monthly operating expenses of $42,500.

4. LICENSE GRANTS.

     4.1 TO ENDOCARE. Subject to the terms and conditions of this Agreement, CryoDynamics hereby grants to Endocare under all of CryoDynamics' Intellectual Property Rights an exclusive, worldwide license (with the right to sublicense) to research, develop, make, use, sell, offer for sale, import or practice the Development Inventions and Pre-Existing Technology in all medical fields of use.


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     4.2 TO CRYODYNAMICS. Subject to the terms and conditions of this Agreement, with respect to those Development Inventions that were the subject of a notification letter approved by Endocare pursuant to Section 4.3, Endocare hereby grants to CryoDynamics under all of Endocare's Intellectual Property Rights an exclusive, worldwide license (with the right to sublicense) to research, develop, make, use, sell, offer for sale, import or practice such Development Invention in the field of use specified in such notification letter.

     4.3 OPPORTUNITIES. During the term of this Agreement, if CryoDynamics provides to Endocare a notification letter that sets forth a proposed business opportunity involving a Development Invention in a field of use and Endocare notifies CryoDynamics in writing that Endocare does not desire to commercialize such opportunity, then (a) CryoDynamics shall have the right to commercialize such opportunity, subject to the payment of royalties set forth below, and (b) Endocare shall grant to CryoDynamics the license set forth in Section 4.2 above with respect to the applicable Development Invention and field of use. Notwithstanding the foregoing, CryoDynamics acknowledges and agrees that Endocare shall not be obligated to participate, carry on, authorize, assist or finance CryoDynamics in any way with respect to any such opportunity that Endocare has notified CryoDynamics that Endocare does not desire to commercialize such opportunity. In those situations in which Endocare provides written notification to CryoDynamics that it does not desire to commercialize a particular business opportunity, CryoDynamics will pay Endocare twenty-five percent (25%) of all amounts received by CryoDynamics from the (sub)licensing related to the specific opportunity. Furthermore, should the situation arise in which CryoDynamics deems it to be in their best interest to commercialize a particular opportunity that Endocare has declined to commercialize, the parties agree that CryoDynamics will pay Endocare twenty-five percent (25%) of five percent (5%) of all amounts received by CryoDynamics on a basis consistent with section 1.9(b).

5. FINANCIAL CONSIDERATIONS.

     5.1 DEVELOPMENT INVENTION ROYALTIES. The Parties agree that all royalties or license fees related to one parties commercialization of a Development Invention will be handled on the following basis:

          (A) First, all amounts paid/advanced by either Party (including without limitation, any and all funds advanced to CryoDynamics by Endocare for development work, patent legal costs and other such expenses of CryoDynamics) will be reimbursed to such Party from any revenues received by a Party for the licensing or commercialization of a Development Invention before calculating the Net CryoDynamics Revenues or Net Endocare Revenues (as applicable).

          (B) Second, an amount will be paid to each of the Parties, from any revenues received by a Party for the licensing or commercialization of a Development Invention before calculating the Net CryoDynamics Revenues or Net Endocare Revenues (as applicable), to reimburse each of them at a reasonable, mutually agreed upon rate for any services required under this Agreement that has not been advanced/paid for separately in the agreement.

          (C) Finally, Endocare shall pay to CryoDynamics twenty-five percent (25%) of remaining Net Endocare Revenues and CryoDynamics shall pay to Endocare seventy-five


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percent (75%) of remaining Net CryoDynamics Revenues, subject to Section 4.3, such that the seventy-five percent (75%) refers only to situations in which CryoDynamics has taken the lead on licensing agreements in a field of use specified as an area of interest by Endocare.

     5.2 ENDOCARE EXISTING PRODUCTS. For any Endocare Existing Products that a Development Invention is incorporated by Endocare, Endocare will pay to CryoDynamics five percent (5%) of (i) the net reduction in the total costs of the materials used to manufacture the product associated with the Develop Invention, less any increase in labor costs, if any, less (ii) reimbursement to Endocare by CryoDynamics for any payments made by Endocare to CryoDynamics during the development of the Development Invention, if any, that has not been separately reimbursed pursuant to Section 5.1 above ("Net Endocare Existing Products Revenue"). Should the situation arise that Endocare wants to implement a Development Invention, but there is no cost savings, the Parties will mutually agree upon an appropriate payment to CryoDynamics.

     5.3 PAYMENT REPORTS.

          (A) Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, and within sixty (60) days following the expiration or termination of this Agreement, Endocare shall furnish to CryoDynamics a written report showing in reasonably specific detail all Net Endocare Revenues and Net Endocare Existing Product Revenues and the calculation of the royalties, if any, that shall have accrued based upon such amounts.

          (B) Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, and within sixty (60) days following the expiration or termination of this Agreement, CryoDynamics shall furnish to Endocare a written report showing in reasonably specific detail all Net CryoDynamics Revenues and the calculation of the royalties, if any, that shall have accrued based upon such amounts.

          (C) With respect to amounts received in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which such amounts were received and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading" on the last business day of each month during the applicable calendar quarter.

          (D) Each party shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.

          5.4 AUDITS.

          (A) Upon the written request of a party (the "Payee") and not more than once in each calendar year, the other party (the "Payor") shall permit an independent certified public accounting firm of nationally recognized standing, selected by the Payee and reasonably acceptable to the Payor, at the Payee's expense, to have access during normal business hours to such of the records of the Payor as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of


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such request (other than records for which the Payee has already conducted an audit under this Section).

          (B) If such accounting firm concludes that additional amounts were owed during the audited period, the Payor shall pay such additional amounts within thirty (30) days of the date the Payee delivers to the Payor such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by the Payee; provided, however, if the audit discloses that the royalties payable by the Payor for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then the Payor shall pay the reasonable fees and expenses charged by such accounting firm.

          (C) The Payee shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that the Payor shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with the Payor regarding such financial information. The accounting firm shall disclose to the Payee only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. The Payee shall treat all such financial information as Payor's Confidential Information.

     5.5 PAYMENT TERMS. All amounts shown to have accrued by each payment report provided for under Section 5.2 above shall be payable on the date such payment report is due. Payment of amounts in whole or in part may be made in advance of such due date.

     5.6 PAYMENT METHOD. All payments by the Payor to the Payee under this Agreement shall be paid in United States dollars and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as the Payee shall designate before such payment is due.

     5.7 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where amounts are received by the Payor, the Payor shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to the Payee's account in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

     5.8 WITHHOLDING TAXES. The Payor shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by the Payor, or any taxes required to be withheld by the Payor, to the extent the Payor pays to the appropriate governmental authority on behalf of the Payee such taxes, levies or charges. The Payor shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the Payee by the Payor. The Payor promptly shall deliver to the Payee proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.


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6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CRYODYNAMICS; INDEMNIFICATION.

     6.1 PRODUCTS AND SERVICES. CryoDynamics represents, warrants and covenants that: (a) CryoDynamics shall comply with all applicable laws and regulations with respect to its performance under this Agreement; (b) the Nitrogen System and Apparatus delivered to Endocare hereunder shall be satisfactory for the purposes of developmental testing; and (c) any services performed hereunder shall be performed in a professional and competent manner.

     6.2 INTELLECTUAL PROPERTY RIGHTS OF OTHERS. In connection with its performance of this Agreement, neither party infringe or otherwise violate any third party's intellectual property rights, nor shall either Party and shall not directly or indirectly cause the other to do so. The indemnification provisions contained in the following section apply to these obligations.

     6.3 INDEMNIFICATION.

          (A) CryoDynamics shall indemnify, defend and hold harmless, Endocare and its Affiliates, and their respective officers, directors, employees, consultants, customers, successors and assigns, from and against any and all claims of third parties for losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys', consultants' and experts' fees) that arise out of or result from: (a) injuries or death to persons or damage to property, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or the Nitrogen System and Apparatus provided by, CryoDynamics before the date of delivery of the Nitrogen System and Apparatus to Endocare; (b) assertions under workers' compensation or similar acts made by persons employed by or otherwise associated with CryoDynamics; (c) any breach of any representation, warranty or covenant by CryoDynamics or failure of CryoDynamics to perform any of its obligations under this Agreement; or (d) violation of any applicable law or regulation in any way arising out of or caused or alleged to have been caused by CryoDynamics' work or services under this Contract or by the Nitrogen System and Apparatus provided by CryoDynamics.

          (B) Endocare shall indemnify, defend and hold harmless, CryoDynamics and its Affiliates, and their respective officers, directors, employees, consultants, customers, successors and assigns, from and against any and all claims of third parties for losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys', consultants' and experts' fees) that arise out of or result from: (a) injuries or death to persons or damage to property, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or the Nitrogen System and Apparatus provided by, CryoDynamics after the date of delivery of the Nitrogen System and Apparatus to Endocare; (b) assertions under workers' compensation or similar acts made by persons employed by or otherwise associated with Endocare; (c) any breach of any representation, warranty or covenant by Endocare or failure of Endocare to perform any of its obligations under this Agreement; or (d) violation of any applicable law or regulation in any way arising out of or caused or alleged to have been caused by Endocare's developmental testing of the Nitrogen System and Apparatus provided by CryoDynamics.


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7. RIGHT OF FIRST REFUSAL. During the term of this Agreement, should
CryoDynamics intend to accept an offer from any potential buyer for the sale of all or part of CryoDynamics' business (whether by asset sale, merger, reorganization, change of control, operation of law or otherwise) (a "Third Party Offer"), CryoDynamics shall first notify Endocare in writing and provide to Endocare a written copy of the terms and conditions of such Third Party Offer. For a period of sixty (60) days following the receipt of such notice and a copy of such Third Party Offer (the "Review Period"), Endocare shall have the right to acquire CryoDynamics on substantially the same terms and conditions set forth in such Third Party Offer. If, during such sixty (60) days, the applicable third party alters the terms of the applicable Third Party Offer in a negative manner (with respect to CryoDynamics), then CryoDynamics shall provide Endocare with a written copy of such revised Third Party Offer, and (i) Endocare shall have the right to acquire CryoDynamics on substantially the same terms and conditions set forth in such revised Third Party Offer, and (ii) the Review Period for such revised Third Party Offer shall be extended by an additional thirty (30) days.

8. TERM AND TERMINATION.

     8.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue until the later of (a) December 31, 2015, and (b) the parties obligations to pay royalties pursuant to Section 5 above, or until terminated pursuant to Section 8.2.

     8.2 TERMINATION FOR BREACH, ETC. Either Party may terminate this Agreement in the event that: (a) the other Party breaches any provision of this Agreement and such breach continues for a period of thirty (30) days following the receipt by the breaching Party of written notice of such breach; or (b) the other Party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statues or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked within sixty (60) days.

9. CONFIDENTIALITY.

     9.1 RESTRICTIONS ON DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION. Neither Party shall use the Confidential Information of the other Party except for the purpose of performing its obligations under this Agreement. Each party shall maintain the Confidential Information of the other Party with at least the same degree of care it uses to protect its own confidential information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless a Party grants specific, written, advance permission to do so, the other Party shall not disclose any Confidential Information to any third party except as provided in Section 9.2. Each Party shall limit access to the Confidential Information of other Party to their employees and independent contractors who have a need to know such information in order to perform the Party's obligations and exercise its rights under this Agreement and who are bound by confidentiality and non-use obligations to the Party at least equivalent to the Party's obligations to the other Party under this Agreement.


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     9.2 EXCEPTIONS. Either Party may disclose Confidential Information of the other Party to the extent required by Law or order of a court of competent jurisdiction, provided that, in such event, the disclosing party shall provide the other party prompt, advance written notice of such requirement.

     9.3 RETURN OF CONFIDENTIAL INFORMATION. Upon any termination of this Agreement both Parties shall return or destroy all Confidential Information of Discloser and any copies thereof.

     9.4 NO PUBLIC STATEMENTS. CryoDynamics will not issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of Endocare, except as may be required by applicable law.

10. MISCELLANEOUS.

     10.1 ASSIGNMENT. Neither Party shall assign, transfer, delegate or otherwise dispose of, any rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the foregoing limitation shall not apply to any acquisition involving a Party (whether structured as a merger or sale of stock or assets) or to an assignment by CryoDynamics to another limited liability company composed of the same members as CryoDynamics. Except as provided herein, any purported assignment, transfer, delegation or other disposition by either Party shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

     10.2 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement is to be construed in accordance with and governed by the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of California to the rights and duties of the Parties. The exclusive jurisdiction and venue for any dispute arising out of this Agreement shall be (1) in the federal or state courts located in Irvine, California, if CryoDynamics institutes the action, or (2) in the federal or state courts located in Detroit, Michigan, if Endocare institutes the action.

     10.3 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, CryoDynamics shall, at the request of Endocare, promptly
(a) deliver to Endocare such records, data or other documents consistent with the provisions of this Agreement, (b) execute and deliver or cause to be delivered all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions as Endocare may reasonably deem necessary or desirable in order for Endocare to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     10.4 NON-WAIVER. Failure by any Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of any Party to insist upon strict performance thereof.


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     10.5 ATTORNEYS' FEES. In the event either Party brings legal action to enforce any provision herein, the prevailing Party shall be entitled to collect from the losing Party reasonable attorneys' fees and costs incurred.

     10.6 ENTIRE AGREEMENT AND MODIFICATION. No other agreement or understanding, including the Development Contract which is hereby expressly superseded and replaced, in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either Party unless in writing and signed by all of the Parties. This Agreement constitutes the entire Agreement between the Parties. In the event of any conflict between the terms and conditions of this Agreement and those of any purchase order or any other document, the terms and conditions of this Agreement shall control.

     10.7 STATUS OF THE PARTIES. Each Party hereby represents and warrants that it is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer of the other Party; that the Persons performing the services hereunder on behalf of such Party are not agents or employees of the other Party; that it has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that it shall be solely responsible for all matters relating to payment of such employees, including compliance with worker's compensation, unemployment and disability insurance, social security withholding, and all such matters; and that it shall be responsible for its acts and the acts of all agents, employees and contractors employed by it during its performance under this Agreement.

     10.8 SEVERABILITY. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10.9 NOTICE. All notices required hereunder shall be in writing and shall be sent by a recognized courier service (e.g., UPS, DHL, Federal Express) or certified mail, with all postage or delivery charges prepaid, and shall be addressed to the Parties at their addresses set forth on the signature page of this Agreement or to such other address (es) as may be furnished by written notice in the manner set forth herein. Notice is effective upon receipt.

     10.10 HEADINGS. The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses that they reference.

     10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.


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

ENDOCARE, INC.                          CRYODYNAMICS, LLC


By: /s/ William J. Nydam                By: /s/ Peter J. Littrup, M.D.
    ---------------------------------       ------------------------------------
Name: William Nydam                     Name: Peter J. Littrup, M.D.
Title: President/COO                    Title: Managing Partner

Address for Notices:                    Address for Notices:

201 Technology Drive                    951 Timberlake
Irvine, California  92618               Bloomfield Hills, MI 48302
Attention: Jay Eum                      Attention: Peter J. Littrup


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